MUNIYIELD NEW YORK INSURED FUND, INC.

FILE # 811-6500

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/3/2005	Puerto Rico IFA 7/1/29-37,41-45	1,332,962,916	30,430,000	UBS Financial Services Banc of America Merrill Lynch Citigroup Goldman Sachs JP Morgan Lehman Brothers Morgan Stanley Raymond James Ramirez & Co Wachovia
8/18/2005	NYS Thruway Authority 5% 4/1/21	2,786,000,000	6,000,000

Goldman Sachs

Citigroup

Bear Stearns

First Albany

Merrill Lynch

Morgan Stanley

UBS Financial

Banc of America

Jackson Securities

JP Morgan

Lehman Brothers

Ramirez & Co.

Raymond James

Roosevelt & Cross

Sterne, Agee & Leach

9/21/2005	NY State Thruway Authority 5% 1/1/32	738,435,000	6,750,000	Bear Stearns Citigroup Merrill Lynch UBS Financial Advest M.R. Beal CIBC World A.G. Edwards Loop Capital Raymond James
9/21/2005	NY State Thruway Authority 4.75% 1/1/30	738,435,000	6,750,000	Bear Stearns Citigroup Merrill Lynch UBS Financial Advest M.R. Beal CIBC World A.G. Edwards Loop Capital Raymond James
9/22/2005	Puerto Rico Highway 5% 7/1/35	1,499,910,000	4,000,000	Citigroup Lehman Brothers UBS Financial Banc of America Goldman Sachs JP Morgan Merrill Lynch Morgan Stanley Raymond James Ramirez & Co Wachovia
9/22/2005	Puerto Rico Highway 5.25% 7/1/41	1,499,910,000	4,000,000	Citigroup Lehman Brothers UBS Financial Banc of America Goldman Sachs JP Morgan Merrill Lynch Morgan Stanley Raymond James Ramirez & Co Wachovia
9/30/2005	NY State Dorm Authority 4.375% 7/1/2030	111,905,000	3,670,000	First Albany Capital Inc. M.R. Beal & Co. CIBC World Markets Doley Securities, Inc. Loop Capital Merrill Lynch Morgan Stanley